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                                                                    Exhibit 21.1


                           SUBSIDIARIES OF REGISTRANT


Box USA Group, Inc.
Four M Paper Corporation
Page Packaging Corporation
Box USA, Inc.
Four M Manufacturing Group of Georgia, Inc.
Box USA of Florida, L.P.
Box USA Paper Corporation
MannKraft Corporation
Florida Coast Paper Holding Co., L.L.C.
Fibre Marketing Group, LLC